 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-215810
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2017
Prospectus Supplement
(to prospectus dated February 10, 2017)
         Shares
FS BANCORP, INC.
Common Stock

We are offering      shares of our common stock. Our common stock is quoted on the NASDAQ Capital Market under the symbol “FSBW.” On September 1, 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $51.44 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and the discussion of risk factors contained in our Annual Report on Form 10-K, incorporated herein by reference, and in the other documents we file with the SEC from time to time for certain risks and uncertainties that you should consider. You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein, before you invest in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts (1)	$	$
Proceeds to us (before expenses)	$	$

(1)
See “Underwriting” beginning on page S-22 for disclosure regarding the underwriting discounts, expenses payable to the underwriters and proceeds to us, before expenses.

The shares of our common stock are being offered through the underwriters on a firm commitment basis. We have granted the underwriters a 30-day option to purchase up to                 additional shares of our common stock at the same price, and on the same terms, described herein solely to cover over-allotments, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of our common stock are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                , 2017.
RAYMOND JAMES
D.A. Davidson & Co.		FIG Partners, LLC
Prospectus Supplement dated September   , 2017

Prospectus Supplement
As used in this prospectus supplement, the terms “we,” “our,” “us,” “Company” and “FS Bancorp” refer to FS Bancorp, Inc. and its consolidated subsidiaries, including 1st Security Bank of Washington, unless the context indicates otherwise. When we refer to “Bank” in this prospectus supplement, we are referring to 1st Security Bank of Washington, the wholly owned subsidiary of FS Bancorp, Inc.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since such dates.
This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration statement, we may offer and sell shares of our common stock described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in the accompanying prospectus before investing in our common stock.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including information included or incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents incorporated by reference herein, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual or quarterly reports, and other documents we file with the SEC:
•
general economic conditions, either nationally or in our market areas (including Washington State, Idaho, Oregon and California), that are worse than expected;

•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies, write offs, changes in our allowance for loan losses, and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

•
secondary market conditions and our ability to sell loans in the secondary market;

S-ii

•
fluctuations in the demand for loans, the number of unsold homes, land and other properties, and fluctuations in real estate values in our market area;

•
changes in the scope and cost of Federal Deposit Insurance Corporation, or FDIC, insurance and other coverage;

•
the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•
changes in the interest rate environment that reduce our interest margins or reduce the fair value of our financial instruments;

•
increased competitive pressures among financial services companies;

•
our ability to execute our plans to grow our residential construction lending, our home lending operations, our warehouse lending, and the geographic expansion of our indirect home improvement lending;

•
our ability to attract and retain deposits;

•
our ability to identify potential acquisition candidates and consummate acquisitions of other financial institutions or financial service businesses and successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•
our ability to control operating costs and expenses;

•
changes in consumer spending, borrowing, and savings habits;

•
our ability to successfully manage our growth;

•
legislative or regulatory changes that adversely affect our business, including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in regulation policies and principles, an increase in regulatory capital requirements or change in the interpretation of regulatory capital or other rules, including as a result of Basel III;

•
adverse changes in the securities markets;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•
costs and effects of litigation, including settlements and judgments;

•
our ability to implement our branch expansion strategy;

•
geographic concentration of our business operations and clients;

•
additional, or changes in, government intervention in the U.S. financial system;

•
unexpected loss of key management personnel, relationship managers or private bankers;

•
natural and man-made disasters, acts of terrorism, an outbreak of hostilities, and other matters beyond our control;

•
cyber-crime and theft of our clients’ personal and financial data;

•
data processing system failures and errors;

•
inability of key third-party vendors to perform their obligations to us;

•
various risks related to this offering and an investment in our common stock described below; and

•
other economic competitive, governmental, regulatory and technical factors affecting or operations, pricing, products and services.

S-iii

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in “Risk Factors” beginning on page S-12, in our reports filed with the SEC from time to time (including our Annual Report on Form 10-K for the year ended December 31, 2016 which is incorporated by reference herein) and any risk factors included in any applicable prospectus supplement. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations, and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable law. The risks described in our other SEC filings and in any applicable prospectus supplement should be considered when reading any forward-looking statements in this document.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights material information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein, and in the other documents we file with the SEC from time to time, and our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.
The Company
FS Bancorp, Inc. is a Washington corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Our principal business is to serve as a holding company for 1st Security Bank of Washington (the “Bank”). The Bank has been serving the Puget Sound area since 1936. Originally chartered as a credit union, previously known as Washington’s Credit Union, the Bank previously served various select employment groups. On April 1, 2004, the Bank converted to a Washington state-chartered mutual savings bank. On July 9, 2012, the Bank converted from mutual to stock ownership and became a wholly owned subsidiary of FS Bancorp, Inc.
The Company provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington State through its 11 branches and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of Tri-Cities, Washington. The Tri-Cities are a group of three closely tied cities: Richland, Kennewick, and Pasco. The Company services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Company also maintains its long-standing indirect consumer lending platform which operates predominantly in Washington, Oregon, Idaho and California.
At June 30, 2017, we had total assets of  $928.6 million, total deposits of  $785.7 million, and total stockholders’ equity of  $88.8 million.
Our common stock is traded on the NASDAQ Capital Market under the symbol “FSBW.”
Our Business Strategy
The Company is relationship-driven delivering banking and financial services to local families, local and regional businesses and industry niches within distinct Puget Sound area communities, and one loan production office located in Tri-Cities, Washington. The Company emphasizes long-term relationships with families and businesses within the communities served, working with them to meet their financial needs. The Company is actively involved in community activities and events within these market areas, which further strengthens our relationships within those markets.
The Company focuses on diversifying revenues, expanding lending channels, and growing the banking franchise. Management remains focused on building diversified revenue streams based upon credit, interest rate, and concentration risks. Our business plan remains as follows:
•
growing and diversifying our loan portfolio;

•
maintaining strong asset quality;

•
emphasizing lower cost core deposits to reduce the costs of funding our growth;

•
capturing our customers’ full relationship by offering a wide range of products and services by leveraging our well-established involvement in our community;

•
selectively emphasizing products and services designed to meet our customers’ banking needs; and

•
expanding the Company’s markets.

The Company is a diversified lender with a focus on the origination of indirect home improvement loans, also referred to as fixture secured loans, commercial real estate mortgage loans, home loans, commercial business loans, and second mortgage/home equity loan products. Consumer loans, in particular indirect home improvement loans to finance window replacement, gutter replacement, siding replacement, solar panels, and other improvement renovations, represent the largest portion of our loan portfolio and have traditionally been the mainstay of our lending strategy. The Company services home mortgage customers throughout Washington State with an emphasis on the Puget Sound and Tri-Cities home lending markets. Since 2012, the Company has had an emphasis on diversifying lending products by expanding commercial real estate, commercial business and residential lending, while maintaining the current volume of production and historical growth of the consumer loan portfolio. The Company’s lending strategies are intended to take advantage of:
•
recent market consolidation that has created new lending opportunities and the availability of experienced bankers;

•
strength in relationship lending; and

•
historical strength in indirect consumer lending.

Retail deposits will continue to serve as our primary funding source.
Our Banking Markets
The Company conducts operations out of its main administrative office, seven loan production offices, and eleven full-service bank branch offices in the Puget Sound region of Washington State, as well as one loan production office in eastern Washington. The administrative office is located in Mountlake Terrace, in Snohomish County, Washington. The four stand-alone home lending offices in the Puget Sound region are located in Puyallup, in Pierce County, Bellevue, in King County, Port Orchard, in Kitsap County, Everett, in Snohomish County, and the one stand-alone home lending office is located in Tri-Cities (Kennewick), in Benton County, Washington.
The following table presents, for each of our above-described primary market areas, the number of branches the Bank operates in the market area, the approximate amount of deposits with the Bank in the market area as of June 30, 2016 and our approximate deposit market share in each county at June 30, 2016 (the latest date for which such data is available).
Counties	Number of Branches	Deposits (in millions)	Market Share
Clallam	2	$118.5	7.7%
Jefferson	2	65.9	13.2
King	2	108.9	0.1
Kitsap	1	28.1	0.9
Pierce	1	48.6	0.5
Snohomish	4	301.7	2.8

Management Team
The experience, depth and knowledge of our management team, dedicated Board of Directors, and talented employees, is one of our greatest strengths and competitive advantages. Our executive management team is led by Joseph C. Adams, Matthew D. Mullet, Robert B. Fuller, Kelli B. Nielsen, Dennis V. O’Leary, Drew B. Ness, Donn C. Costa and Debbie L. Steck. The management team has a lengthy history together. Messrs. Mullet, Fuller, O’Leary, Costa and Ms. Steck also worked together at another community bank prior to that bank’s merger in 2010. Biographies of the management team are included below.
Joseph C. Adams is a director and has been the Chief Executive Officer of 1st Security Bank of Washington since July 2004. He joined 1st Security Bank of Washington in April 2003 as its Chief Financial Officer, when the Bank was known as Washington’s Credit Union. Mr. Adams also served as Supervisory Committee Chairperson from 1993 to 1999. Mr. Adams is a lawyer having worked for Deloitte as a tax consultant, K&L Gates as a lawyer and then at Univar USA as a lawyer and Director, Regulatory Affairs.
Matthew D. Mullet joined 1st Security Bank of Washington in July 2011 and was appointed Chief Financial Officer in September 2011. Mr. Mullet started his banking career in June 2000 as a financial examiner with the Washington State Department of Financial Institutions, Division of Banks, where he worked until October 2004. From October 2004 until August 2010, Mr. Mullet was employed at Golf Savings Bank, Mountlake Terrace, Washington, where he served in several financial capacities, including as Chief Financial Officer from May 2007 until August 2010. In August 2010, Golf Savings Bank was merged with Sterling Savings Bank, where Mr. Mullet held the position of Senior Vice President of the Home Loan Division until resigning and commencing work at 1st Security Bank of Washington.
Robert B. Fuller joined 1st Security Bank of Washington as Chief Credit Officer in September 2013. Prior to his employment with the Bank, Mr. Fuller served as Chief Financial Officer/Chief Credit Officer for Blueprint Capital, REIT in 2013, Chief Credit Officer for Core Business Bank during 2012, and Chief Credit Officer for Plaza Bank during 2011, and in credit administration at Golf Savings Bank/Sterling Bank during 2009 and 2010. Mr. Fuller also served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer for Golf Savings Bank from March 2001 to September 2006 and was a member of the integration team for the Golf Savings Bank sale to Sterling Savings Bank in 2006. Mr. Fuller started his banking career at US Bank of Washington’s mid-market production team and has over 29 years of banking experience.
Kelli B. Nielsen joined 1st Security Bank of Washington in June 2016 and is the Executive Vice President of Retail Banking and Marketing. Prior to her employment with the Bank, Ms. Nielsen was the Senior Vice President of Retail Banking, Marketing and Training for Sound Community Bank in Seattle, Washington from August 2012 to May 2016. Ms. Nielsen serves as the current Retail Leadership Chair and has sat on the Education Committee for the Washington Bankers Association (WBA) for 14 years. Ms. Nielsen is a graduate of the ABA- Stonier Graduate School of Banking and is a Task Force Committee member for the Women at Stonier as well as a Capstone Advisor for year three students at the Stonier School of Banking. She is also a Certified Life Coach from the Life Coach Institute of Orange County, California.
Dennis V. O’Leary joined 1st Security Bank of Washington as Senior Vice President — Consumer, Small Business and Construction Lending in August 2011 and currently holds the position of Chief Lending Officer. Prior to his employment with the Bank, Mr. O’Leary previously was employed by Sterling Savings Bank from July 2006 until August 2011 as Senior Vice President and Puget Sound Regional Director of the residential construction lending division. Sterling Savings Bank acquired Golf Savings Bank in 2006 where Mr. O’Leary had served as Executive Vice President, Commercial Real Estate Lending, having previously served in various senior lending positions at Golf Savings Bank since June 1985.
Drew B. Ness joined 1st Security Bank of Washington as Chief Operating Officer in 2008. Mr. Ness has over 26 years of diverse banking experience, including retail branch sales and service, branch network and project management, and national customer service training. He served as Vice President and Manager of the Corporate Deposit Operations Department for Washington Federal in Seattle, Washington from February 2008 until August 2008, following its acquisition of First Mutual Bank. Mr. Ness served as Vice President and Administrative/Operations Manager of the Retail Banking Group at First Mutual Bank in Bellevue, Washington from 2004 through February 2008 and, prior to that, in various management positions for Bank of America in Seattle, Washington and Newport Beach, California.
Donn C. Costa, Executive Vice President, Home Lending joined 1st Security Bank of Washington in October 2011. He previously held the position of Executive Vice President at Sterling Savings Bank, Mountlake Terrace, Washington after the merger of Golf Savings Bank into Sterling Savings Bank in August 2006, and held the position of Executive Vice President at Golf Savings Bank in Mountlake Terrace, Washington since 2006. Mr. Costa began as a loan officer at Phoenix Mortgage Company in Seattle, Washington from 1987 to 1994 and has more than 25 years of home lending experience.
Debbie L. Steck, Executive Vice President, Home Lending Operations, joined 1st Security Bank of Washington in September 2011. Prior to her employment at the Bank, she served as Chief Operating Officer and Vice President at Sterling Savings Bank after the merger with Golf Savings Bank into Sterling Savings Bank and held that position with Golf Savings Bank for several years prior to that. Ms. Steck has over 30 years of experience in the mortgage industry.
The management team is complemented by a dedicated board of directors with extensive local knowledge and a wide range of experience including accounting, business, banking, law, management, finance, health care and real estate. We believe that our officers’ and directors’ experience and local market knowledge are valuable assets.
In addition, we believe that we have assembled a group of highly talented employees by being an employer of choice in the markets we serve. We employed a total of 324 full-time equivalent employees as of June 30, 2017. Our employees are skilled in the areas of banking, information technology, management, sales, advertising and marketing, among others.
Strong Credit Quality
As illustrated below, we believe that our credit quality has been strong.
At June 30, 2017, nonperforming loans totaled $754,000, representing 0.1% of our gross loans, compared to nonperforming loans of  $721,000, representing 0.1% of our gross loans at December 31, 2016.
At June 30, 2017, nonperforming assets totaled $754,000, representing 0.1% of our total assets, compared to nonperforming assets of  $736,000, representing 0.1% of our total assets at December 31, 2016.
We realized net loan charge-offs of  $4,000 in the quarter ended June 30, 2017 compared with net recoveries of  $26,000 for the year ended December 31, 2016.
We continue to actively monitor credit quality, and adjust the allowance for loan and lease losses (“ALLL”) to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in our loan portfolio. For the six months ended June 30, 2017, no provision for loan losses was recorded, compared to $1.2 million for the six months ended June 30, 2016. The lack of a provision for loan losses for the six months ended June 30, 2017 was a result of the low level of charge-offs and the low level of delinquent, nonperforming and classified loans, as well as the increased percentage of real estate loans and improving real estate values in our market areas. The unallocated ALLL has also been reduced as a result of the increased experience with the additional lending products that have been emphasized by the Bank since 2012. Net charge-offs totaled $68,000 during the six months ended June 30, 2017, compared to $34,000 during the six months ended June 30, 2016. Our ALLL as a percentage of gross loans was 1.4% as of June 30, 2017 compared to 1.7% as of December 31, 2016.
At June 30, 2017, we did not have any other real estate owned.

Positioned for Continued Growth
Loan growth, excluding loans held for sale, in the second quarter of 2017 was 57.6% (annualized) and reflects long term investments in our diversified lending products. At the conclusion of this offering, we believe that we will have increased pro forma capital levels which will support further growth. See “Capitalization” on page S-19 of this prospectus supplement.
As a result of our continued growth we believe that our assets are likely to exceed $1 billion. Once our assets exceed $1 billion our holding company (FS Bancorp, Inc.) will become subject to the same regulatory capital requirements the Bank is subject to. The Bank is currently “well capitalized” under applicable banking regulations and we believe that the Company will also be deemed to be “well capitalized” when it becomes subject to the regulatory capital requirements.
Additional Information
Our main office is located at 6920 220th Street SW, Mountlake Terrace, Washington 98043, and the telephone number is (425) 771-5299. Our website is www.fsbwa.com. The information on our website (and accessible through our website) does not constitute a part of, and is not incorporated by reference in, this prospectus supplement.

The Offering
The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of all of the terms and provisions of our common stock, please refer to the section of this prospectus supplement entitled “Description of Our Capital Stock,” and our articles of incorporation and amended and restated bylaws, copies of which will be provided upon request.
Issuer
FS Bancorp, Inc.
Securities Offered Hereby
Up to       shares of the Company’s common stock, $0.01 par value per share (or       shares if the underwriters exercise their option to purchase additional shares in full).
Underwriters’ Option to Purchase Additional Shares
We have granted the underwriters an option to purchase up to an additional       shares from us within 30 days of the date of this prospectus supplement in order to cover overallotments, if any.
Common Stock to be Outstanding after This Offering
      shares (or       shares if the underwriters exercise their option to purchase additional shares in full) (1).
Public Offering Price
$     per share of common stock.
Use of Proceeds
We expect to receive net proceeds from this offering of approximately $     million (or approximately $     million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including contributing to the capital of the Bank to support its lending and investing activities and to support or fund acquisitions of other institutions or branches as and if opportunities for such transactions become available. We do not, however, have any immediate plans, arrangements or understandings relating to any material acquisition, or to repay certain borrowings. We will retain broad discretion over the use of the net proceeds from this offering. See “Use of Proceeds” in this prospectus supplement.

(1)
The number of shares of our common stock outstanding after this offering is based on       shares of our common stock issued and outstanding as of       , 2017. Unless otherwise noted, these references exclude:

•
       shares of common stock are issuable upon exercise of outstanding options to purchase shares of common stock under our 2013 Equity Incentive Plan as of       , 2017, at a weighted average exercise price of $     per share (of which options to acquire        shares of our common stock were vested as of       , 2017); and

•
       shares of our common stock reserved for issuance under our 2013 Equity Incentive Plan.

NASDAQ Capital Market Symbol
FSBW
Dividends and Distributions
We are authorized to pay dividends as declared by our Board of Directors, subject the availability of sufficient funds under Washington law and laws applicable to a bank holding company. On July 27, 2017, our Board of Directors declared a quarterly cash dividend of  $0.11 per share, which was paid on August 24, 2017 to shareholders of record as of August 9, 2017. Any future dividends will be subject to board approval. As we are a legal entity separate and distinct from the Bank, our principal source of funds with which we can pay dividends to our stockholders is dividends we receive from the Bank. The Bank, in turn, is subject to various regulations and other restrictions on its ability to pay dividends to us. For that reason, our ability to pay dividends is subject to the limitations that apply to the Bank. For additional information, see “Risk Factors — Risks Related to Our Common Stock and This Offering” and “Market for Common Stock and Dividend Policy.”
Risk Factors
See “Risk Factors” beginning on page S-12 of this prospectus supplement, as well as in our reports filed with the SEC (including in our Annual Report on Form 10-K for the year ended December 31, 2016 which is incorporated by reference into this prospectus supplement), and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.
Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock and no exercise of any outstanding options to purchase common stock (as of the date of this prospectus supplement, there are options outstanding to purchase an aggregate of        shares of our common stock).

Selected Historical Financial Information
The following selected financial information at or for the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012 is derived from audited consolidated financial statements of the Company. The financial information at or for the six months ended June 30, 2017 and 2016 is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for fair presentation of the financial results of operations for such periods. The operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2017. We have presented certain information in the table below on a non-GAAP (as defined below) basis. We believe that this non-GAAP information, when taken together with the corresponding information calculated in accordance with GAAP, provide meaningful supplemental information regarding our performance for the periods indicated. Reconciliations for the non-GAAP measures included in the table are provided below. The financial data below should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes incorporated by reference herein, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the six months ended June 30, 2017, each of which has been filed with the SEC and is incorporated by reference in this prospectus supplement.
	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Unaudited)		(In thousands)
Summary of Operations
Total interest and dividend income	$21,170	$17,986	$38,020	$31,707	$24,842	$21,733	$18,787
Total interest expense	2,229	2,071	4,163	3,658	2,702	2,178	2,363
Net interest income	18,941	15,915	33,857	28,049	22,140	19,555	16,424
Provision for loan losses	—	1,200	2,400	2,250	1,800	2,170	2,913
Net interest income after provision for loan losses	18,941	14,715	31,457	25,799	20,340	17,385	13,511
Service charges and fee income	1,864	1,590	3,391	1,977	1,762	1,807	1,993
Gain on sale of loans	8,815	8,801	19,058	14,672	7,577	6,371	3,684
(Impairment) recovery on long-lived assets	—	—	—	—	(9)	—	165
Gain (loss) on sale of investment securities	237	—	146	76	(41)	264	—
Gain on sale of mortgage servicing rights	958	—	—	—	—	—	—
Earnings on cash surrender value of BOLI	140	139	282	216	187	83	—
Other noninterest income	363	347	692	652	557	390	322
Total noninterest income	12,377	10,877	23,569	17,593	10,033	8,915	6,164
Total noninterest expense	21,321	18,527	38,923	29,643	23,902	20,361	16,477
Income before provision for income taxes	9,997	7,065	16,103	13,749	6,471	5,939	3,198
Provision (benefit) for income taxes	3,045	2,569	5,604	4,873	1,931	2,019	(2,097)
Net income	$6,952	$4,496	$10,499	$8,876	$4,540	$3,920	$5,295

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Unaudited)		(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$928,582	$783,920	$827,926	$677,561	$509,754	$419,187	$359,030
Loans receivable, net (1)	709,102	550,104	593,317	502,535	387,174	281,081	274,949
Loans held for sale, at fair value	57,256	63,696	52,553	44,925	25,983	11,185	8,870
Securities available-for-sale, at fair value	78,932	97,728	81,875	55,217	48,744	56,239	43,313
Allowance for loan losses	10,143	8,951	10,211	7,785	6,090	5,092	4,698
FHLB stock, at cost	3,909	1,600	2,719	4,551	1,650	1,702	1,765
Deposits	785,697	666,116	712,593	485,178	420,444	336,876	288,949
Borrowings	30,669	19,670	12,670	98,769	17,034	16,664	6,840
Subordinated note, net	9,835	9,815	9,825	9,805	—	—	—
Total stockholders’ equity	88,824	76,051	81,033	75,340	65,836	62,313	59,897
Selected Financial Ratios and Other Data
Selected average balances
Total assets	$870,793	$783,432	$799,020	$584,369	$453,779	$386,654	$322,005
Stockholders’ equity	82,914	74,440	75,841	69,751	63,151	60,996	41,647
Performance ratios:
Return on assets (ratio of net income to average total assets)	1.61%(7)	1.15%(7)	1.31%	1.52%	1.00%	1.01%	1.64%
Return on equity (ratio of net income to average equity)	16.91(7)	12.15(7)	13.84	12.73	7.19	6.43	12.71
Yield on average interest-earning assets	5.13	4.82	4.97	5.67	5.74	5.93	6.21
Rate paid on average interest-bearing liabilities	0.73	0.60	0.74	0.83	0.80	0.77	0.94
Net interest margin (2)	4.59(7)	4.26(7)	4.43	5.01	5.12	5.33	5.43
Average loans receivable to average deposits	92.55	88.22	91.60	105.21	98.48	92.55	90.59
Operating expense to average total assets	4.94	4.76	4.87	5.07	5.27	5.27	5.12
Efficiency ratio (3)	68.08	69.15	67.78	64.95	74.29	71.52	72.95
Asset quality ratios:
Non-performing assets to total assets at end of period (4)	0.08%	0.08%	0.09%	0.15%	0.08%	0.77%	1.13%
Non-performing loans to total gross loans (5)	0.10	0.11	0.12	0.20	0.11	0.38	0.68
Allowance for loan losses to non-performing loans (5)	1,345.23	1,443.71	1,416.23	765.49	1,406.47	462.49	246.48
Allowance for loan losses to gross loans receivable	1.41	1.60	1.69	1.52	1.54	1.77	1.68
Per share data:
Book value per common share	30.40(8)	26.73(9)	28.32(10)	25.18(11)	22.48(12)	20.55(13)	19.92(14)
Tangible book value per common share(6)	29.09	25.22	26.91	25.18	22.48	20.55	19.92
Basic earnings	$2.40	$1.54	$3.63	$2.98	$1.52	$1.29	$1.76
Diluted earnings	$2.25	$1.50	$3.51	$2.93	$1.52	$1.29	$1.76
Shares outstanding at period end:	3,075,168	3,056,107	3,059,503	3,242,120	3,235,625	3,240,125	3,240,125
Average common shares – basic	2,891,116	2,920,923	2,896,209	2,978,165	2,979,099	3,032,757	3,006,836
Average common shares – diluted	3,084,392	3,002,712	2,990,159	3,032,517	2,986,064	3,032,757	3,006,836

(1)
Net of allowances for loan losses, loans in process and deferred loan costs, fees, premiums and discounts.

(2)
Net interest income divided by average interest earning assets.

(3)
Total noninterest expense as a percentage of net interest income and total other noninterest income.

(4)
Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.

(5)
Non-performing loans consists of non-accruing loans and accruing loans more than 90 days past due.

(6)
Tangible book value per common share is a non-GAAP financial measure. See “— Use of Non-GAAP Measures and Ratios” below.

(7)
Annualized.

(8)
Book value per common share was calculated using shares outstanding of 3,056,107 at June 30, 2016, less 68,763 shares of restricted stock, and unallocated ESOP shares of 142,566.

(9)
Book value per common share was calculated using shares outstanding of 3,075,168 at June 30, 2017 less 36,842 shares of restricted stock, and unallocated ESOP shares of 116,645.

(10)
Book value per common share was calculated using shares outstanding of 3,059,503 at December 31, 2016, less 68,763 shares of restricted stock, and unallocated ESOP shares of 129,605.

(11)
Book value per common share was calculated using shares outstanding of 3,242,120 at December 31, 2015, less 94,684 shares of restricted stock, and unallocated ESOP shares of 155,526.

(12)
Book value per common share was calculated using shares outstanding of 3,235,625 at December 31, 2014, less 125,105 shares of restricted stock, and unallocated ESOP shares of 181,447.

(13)
Book value per common share was calculated using shares outstanding of 3,240,125 at December 31, 2013, less unallocated ESOP shares of 207,368.

(14)
Book value per common share was calculated using shares outstanding of 3,240,125 at December 31, 2012, less unallocated employee stock ownership plan (“ESOP”) shares of 233,289.

Use of Non-GAAP Financial Measures and Ratios
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), the Selected Historical Financial Information contains the tangible book value per common share, which is a non-GAAP financial measure. Tangible assets and tangible common stockholders’ equity are calculated by excluding intangible assets from assets and stockholders’ equity, respectively. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.
Reconciliation of the GAAP and non-GAAP financial measures are presented below. The Bank did not have any goodwill or core deposit intangibles prior to 2016. As a result, tangible common stockholder’s equity was the same as stockholders equity and tangible assets was the same as total assets for periods prior to 2016.
	At June 30,		At December 31,
	2017	2016	2016	2015
	(Dollars in thousands, except share data)
GAAP Reconciliation – tangible book value and tangible assets
Tangible book value
Stockholders’ equity	$88,824	$76,051	$81,033	$75,340
Goodwill and core deposit intangible, net	(3,829)	(4,309)	(4,029)	—
Tangible common stockholders’ equity	$84,995	$71,742	$77,004	$75,340
Common shares outstanding at end of period	2,921,681	2,844,778	2,861,135	2,991,910
Common stockholders’ equity (book value) per share (GAAP)	$30.40	$26.73	$28.32	$25.18
Tangible common stockholders’ equity (tangible book value) per share (non-GAAP)	$29.09	$25.22	$26.91	$25.18
Tangible assets
Total assets	$928,582	$783,920	$827,926	$677,561
Goodwill and core deposit intangible	(3,829)	(4,309)	(4,029)	—
Tangible assets (non-GAAP)	$924,753	$779,611	$823,897	$677,561
Tangible common stockholders’ equity to tangible assets (non-GAAP)	9.19%	9.20%	9.35%	11.12%

RISK FACTORS
An investment in our common stock involves certain risks. Before you invest in our common stock, you should be aware that there are various risks, including those described below that could affect the value of your investment in our common stock in the future. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risk factors described in this section, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that could have a material adverse effect on our business, including our operating results and financial condition. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and in the other documents we file with the SEC from time to time before making an investment decision. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” section in this prospectus supplement and the “Special Note Regarding Forward-Looking Statements” section in the accompanying prospectus.
Risks Associated with this Offering and an Investment in Our Common Stock
The market price of our common stock may decline after this offering.
The price per share at which we sell the common stock may be more or less than the market price of our common stock on the date this offering is consummated. If the purchase price is greater than the market price at the time of sale, purchasers will experience an immediate decline in the market value of the common stock purchased in this offering. If the actual purchase price is less than the market price for the shares of common stock, some purchasers in the offering may be inclined to immediately sell shares of common stock to attempt to realize a profit. Any such sales, depending on the volume and timing, could cause the price of our common stock to decline. Purchasers should consider these possibilities in determining whether to purchase shares in this offering and the timing of any sales of shares of common stock.
The shares of our common stock are not heavily traded.
Shares of our common stock are listed on the NASDAQ Capital Market, but the shares are not heavily traded. For example, the average daily trading volume of our shares on NASDAQ during the month of July 2017 was approximately 3,945. There can be no assurance that a more active trading market for our shares will develop or can be sustained in the future. Securities that are not heavily traded can be more volatile than stock trading in an active public market. Factors such as our financial results, the introduction of new products and services by us or our competitors, and various factors affecting the banking industry generally may have a significant impact on the market price of shares of our common stock. Given the relatively low trading volume of our common stock, significant sales of our common stock in the public market, or the perception that those sales may occur, could cause the trading price of our common stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions. Management cannot predict the extent to which an active public market for shares or our common stock will develop or be sustained in the future. Accordingly, holders of shares of our common stock may not be able to sell them at the volumes, prices or times that they desire. Additionally, the lack of an active trading market for our shares may make it more difficult for us to sell shares in the future to raise additional capital and to offer our shares as consideration for acquisitions of other banks or other financial services businesses.

The market prices and trading volume of our common stock may be volatile.
Even if an active market develops for our common stock, the market prices of our common stock may be volatile and the trading volume may fluctuate and cause significant price variations to occur. We cannot assure you that, if a market does develop for our common stock, the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the prices of our shares or result in fluctuations in those prices or in trading volume of our common stock could include the following, many of which are outside of our control:
•
quarterly variations in our operating results or in the quality of our earnings or assets;

•
operating results that differ from the expectations of management, securities analysts and investors;

•
changes in expectations as to our future financial performance;

•
the operating and securities price performance of other companies that investors believe are comparable to us;

•
the implementation of our growth strategy and performance, or successful integration, of acquired businesses that vary from the expectations of our management, securities analysts and investors;

•
the enactment of new more costly government regulations that are applicable to our businesses or the imposition of additional regulatory restrictions on us;

•
our dividend policy and any changes that might occur to that policy in the future;

•
future sales (or other issuances) by us of our common stock or any other of our equity securities;

•
changes in global financial markets and global economies and general market conditions, such as changes in interest rates or fluctuations in stock, commodity or real estate valuations;

•
additions or departures of key management personnel;

•
any increased indebtedness we may incur in the future;

•
the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock after this offering;

•
actions by institutional stockholders;

•
litigation and governmental investigations;

•
speculation or reports by the press or investment community with respect to us or our industry in general; and

•
announcements of strategic developments, material acquisitions and other material events in our business or in the businesses of our competitors.

These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

There can be no assurance we will be able to continue paying dividends on the common stock at recent levels.
We may not be able to continue paying quarterly dividends commensurate with recent levels given that the ability to pay dividends on our common stock depends on a variety of factors. The payment of dividends is subject to government regulation in that regulatory authorities may prohibit banks and bank holding companies from paying dividends that would constitute an unsafe or unsound banking practice. Our ability to pay dividends is subject to certain regulatory requirements. The Board of Governors of the Federal Reserve System (“Federal Reserve Board”) generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a financial services holding company’s financial position. The Federal Reserve Board policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.
As a result, future dividends will generally depend on the level of earnings at the Bank.
Under Washington law, the Company is prohibited from paying a dividend if, as a result of its payment, the Company would be unable to pay its debts as they become due in the normal course of business, or if the Company’s total liabilities would exceed its total assets. The principal source of funds for the Company is dividend payments from the Bank. According to Washington law, the Bank may not declare or pay a cash dividend on its capital stock if it would cause its net worth to be reduced below (1) the amount required for liquidation accounts or (2) the net worth requirements, if any, imposed by the Director of the Washington State Department of Financial Institutions (“DFI”). Dividends on the Bank’s capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of the Bank, without the approval of the Director of the DFI.
No assurances can be given that the Bank will, in any circumstances, pay dividends to us. As discussed under “The holders of our subordinated notes have rights that are senior to those of our holders of common stock and that may impact our ability to pay dividends on our common stock to our common shareholders and reduce net income available to our common shareholders” we have outstanding an unsecured subordinated term note in the aggregate principal amount of  $10.0 million due October 1, 2025 (the “Subordinated Note”). The Subordinated Note prohibits us from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock at any time when there shall have occurred and be continuing an event of default under the subordinated loan agreement. If the Bank fails to make dividend payments to us, and sufficient cash or liquidity is not otherwise available, we may not be able to make principal and interest payments on our outstanding debt or dividend payments on our common stock. Any reduction or elimination of our common stock dividends in the future could adversely affect the market price of our common stock.
Anti-takeover provisions in our Articles of Incorporation could make a third party acquisition of us difficult.
Provisions in our articles of incorporation and bylaws, the corporate laws of the State of Washington and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the market price of our common stock. These provisions include, among others: a prohibition on voting shares of common stock beneficially owned in excess of 10 percent of total shares outstanding without the prior approval of a majority of our whole board (defined as the total number of directors we would have if there were no vacancies on the board); supermajority voting requirements for certain business combinations with any person who beneficially owns 10 percent or more of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our board of directors and for proposing matters that shareholders may act on at shareholder meetings; supermajority voting requirements to remove any of our directors; and only allowing our chief executive officer or a majority of the board of directors to call special meetings of shareholders. See “Description of Common Stock and Preferred Stock — Anti-takeover Effects” in the accompanying prospectus. Our articles of incorporation also authorize our board of directors to issue preferred stock, and preferred stock could be issued as a defensive measure in response to a takeover proposal.
These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our board of directors.
We will retain broad discretion in using the net proceeds from this offering and we might not use such net proceeds effectively.
As described below under “Use of Proceeds,” we intend to use the net proceeds of this offering for general corporate purposes, including but not limited to contributing to the capital of the Bank to support lending and investing activities and to support or fund acquisitions of other institutions or branches as and if opportunities for such transactions become available, or to repay certain borrowings, although we do not have any immediate plans, arrangements or understandings relating to any material acquisition. We have not designated the amount of net proceeds we will use for any particular purpose and our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which some investors in this offering may not agree. Moreover, our management may use the net proceeds of this offering for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take time to effectively deploy the net proceeds from this offering. Until the net proceeds of this offering are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of this offering effectively could have an adverse effect on our business, financial condition and results of operations, and the market value of our common stock.
We may issue additional shares of common stock, preferred stock or equity, debt or derivative securities in the future, which could adversely affect the market price or voting power of your shares of common stock.
We are not restricted from issuing additional shares of common stock or preferred stock, including securities that are convertible into or exchangeable for, or that represent the right to receive our common stock. In addition, we are not prohibited from issuing additional securities which are senior to our common stock. In addition, our board of directors has authority to issue senior and subordinated debt without further shareholder approval. Because our decision to issue securities in any future offering will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings.
Our articles of incorporation authorize 45,000,000 shares of common stock and 5,000,000 shares of preferred stock of which 3,075,168 shares of common stock and no shares of preferred stock were outstanding as of June 30, 2017. At June 30, 2017 there were 273,987 shares of our common stock subject to stock options outstanding with a weighted average exercise price of $16.89 per share. Shares of our common stock eligible for future sale, including those that may be issued in connection with our various stock option and equity compensation plans, in possible acquisitions, and any other offering of our common stock for cash, may result in the dilution of the value and/or voting power of the shares of our common stock you purchase in this offering, and could adversely affect the market value of our common stock.

The holders of our existing and future indebtedness have rights that are senior to those of our holders of common stock and that may impact our ability to pay dividends on our common stock.
The shares of our common stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our common stock will rank junior to all of our existing and future indebtedness and to other non-equity claims on the Company with respect to assets available to satisfy claims on the Company.
On October 15, 2015, the Company issued an unsecured subordinated term note in the aggregate principal amount of  $10.0 million due October 1, 2025. The Subordinated Note bears interest at an annual interest rate of 6.50%, payable by the Company quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following the closing date and on the maturity date. The Subordinated Note will mature on October 1, 2025 but may be prepaid at the Company’s option and with regulatory approval at any time on or after five years after the closing date or at any time upon certain events, such as a change in the regulatory capital treatment of the Subordinated Note or the interest on the Subordinated Note no longer being deductible by the Company for United States federal income tax purposes. The Subordinated Note is intended to qualify as Tier 2 capital under the applicable capital adequacy rules and regulations promulgated by the Federal Reserve Board. The Subordinated Note is subordinate and junior in right of payment to the prior payment in full of all existing and future claims of creditors of the Company, whether now outstanding or subsequently created. The Subordinated Note ranks equally with all of the Company’s other present or future unsecured subordinated debt whether now outstanding or subsequently created, except any of its unsecured subordinated debt which may be expressly stated to be subordinated to the Subordinated Note. However, the Subordinated Note ranks senior to all future junior subordinated debt obligations, preferred stock and common stock of the Company. This means that we must make payments due under the Subordinated Note before any dividends can be paid on our common stock, and in the event of our bankruptcy, dissolution or liquidation, all outstanding principal and accrued and unpaid interest under the Subordinated Note must be paid in full before any dividends or other distributions can be made on our common stock.
The Company is a bank holding company under the Bank Holding Company Act of 1956, as amended, and its only significant asset is its wholly owned subsidiary (the Bank). In addition, our right to participate in any distribution of assets of the Bank upon liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors and depositors of the Bank, including the liquidation account that was established in connection with the Bank’s mutual to stock conversion, except to the extent that any of our claims as a creditor of the Bank may be recognized as having any priority. As a result, holders of our common stock will be effectively subordinated to all existing and future liabilities and obligations of the Bank. At June 30, 2017, the Bank’s total deposits and borrowings were approximately $826.2 million.
Unless it is able to raise capital through other equity or debt offerings, the Company generally has no other source of funds other than dividends and other distributions from the Bank. As discussed under “Market for Common Stock and Dividend Policy”, the Company’s ability to pay dividends to its shareholders will depend on the Bank’s ability to pay dividends to the Company.
You will incur immediate dilution as a result of this offering.
If you purchase common stock in this offering, you will pay more for your shares than our existing net tangible book value per share. As a result, you will incur immediate dilution of  $      per share, representing the difference between the public offering price of  $      per share and our adjusted net tangible book value per share after giving effect to this offering. This represents   % dilution from the initial public offering price.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.
An investment in our common stock is not a bank deposit and is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of our common shares in this offering, after underwriting discounts and estimated offering expenses, will be approximately $      million. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds, after underwriting discounts and offering expenses, will be approximately $      million.
We intend to use the net proceeds from this offering for general corporate purposes, including contributing to the capital of the Bank to support its lending and investment activities, to support or fund acquisitions of other institutions or branches as and if opportunities for such transactions become available, or to repay certain borrowings, although we do not have any immediate plans, arrangements or understandings relating to any material acquisition.
Our management will have broad discretion in the application of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION
The following table sets forth our capitalization, including regulatory capital ratios, as of June 30, 2017:
•
on an actual basis; and

•
on an “as adjusted” basis after giving pro forma effect to the sale of       shares of common stock in this offering assuming a public offering price of $      per share, which is the last reported sale price of our common stock on the NASDAQ Capital Market on September   , 2017, as if the offering had been completed on June 30, 2017 (assuming the net proceeds of the offering are $      million, after deducting the estimated underwriting discount and estimated offering expenses, and the underwriters’ over-allotment option is not exercised).

The “as adjusted” information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with our consolidated financial statements and the notes thereto for the year ended December 31, 2016, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2016, the unaudited consolidated financial statements and the notes thereto for the six months ended June 30, 2017, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and the “Selected Historical Financial Information” and “Use of Proceeds” sections included in this prospectus supplement, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
	At June 30, 2017 (unaudited)
	Actual	As Adjusted
	(Dollars in thousands, except per share data)
Long-term debt:
Subordinated note	$9,835	$
Other long-term debt	30,669
Total long-term debt	$40,504
Shareholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued or outstanding	—
Common stock, $.01 par value, 45,000,000 shares authorized, 3,075,168 shares outstanding; shares outstanding, as adjusted (1)	$31
Additional paid-in capital	28,208
Retained earnings	61,920
Accumulated other comprehensive loss, net of tax	(87)
Unearned shares – Employee Stock Ownership Plan	(1,248)
Total shareholders’ equity	$88,824
Book value per share (2)	$30.40
Tangible common book value per share (3)	$29.09
Equity to total assets ratio (3)	9.57%
Tangible equity to tangible assets ratio (3)(4)	9.19%
Regulatory capital ratios (3)(5):
Tier 1 leverage-based capital ratio	9.50%
Tier 1 risk-based capital ratio	11.24%
Common equity Tier 1 capital	11.24%
Total risk-based capital ratio	12.49%

(1)
The number of as adjusted shares of common stock issued and outstanding assumes the issuance of        shares of our common stock upon the consummation of this offering. The actual and as adjusted numbers of shares of issued and outstanding common stock exclude        shares of common stock are issuable upon exercise of outstanding options to purchase shares of common stock under our 2013 Equity Incentive Plans as of June 30, 2017, at a weighted average exercise price of $     per share (of which options to acquire        shares of our common stock were vested as of June 30, 2017); and        shares of our common stock reserved for issuance under our 2013 Equity Incentive Plan.

(2)
Book value per share as of June 30, 2017 equals our total shareholders’ equity as of that date divided by the         shares of our common stock that were outstanding on that date. The as-adjusted book value per share as of June 30, 2017 equals our as-adjusted shareholders’ equity as of that date divided by the         shares of our common stock assumed to be outstanding after this offering

(3)
For purposes of this table, we have assumed that the net proceeds of this offering will be invested in securities which carry no risk weighting for purposes of all adjusted risk-based capital ratios. If the underwriters exercise their overallotment option in full, the net proceeds of this offering would be $     million, in which event our equity to total assets, tangible equity to tangible assets, Tier 1 leverage-based capital ratio, our Tier 1 risk-based capital ratio and our common equity tier 1 capital ratio, would be     %,     %,     % and     %, respectively.

(4)
Non-GAAP financial information. See “Selected Historical Financial Information — Use of Non-GAAP Financial Measures and Ratios”.

(5)
Represents regulatory capital ratios of the Company.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY
The principal market on which our common stock is traded is the NASDAQ Capital Market. Our common stock is listed under the trading symbol “FSBW.” The following table sets forth the high and low sales prices of our common stock on the NASDAQ Capital Market, as well as volume and dividend information, for the periods indicated.
	Sales Price Per Share
	High		Low		Close		Volume	Dividends
2015:
First Quarter		$19.49		$17.80		$19.36	162,900		$0.06
Second Quarter		$22.75		$19.05		$22.45	242,800		$0.07
Third Quarter		$24.29		$21.55		$23.58	306,800		$0.07
Fourth Quarter		$26.49		$23.00		$26.00	208,600		$0.07
2016:
First Quarter		$26.48		$22.05		$25.19	445,900		$0.07
Second Quarter		$26.26		$24.32		$25.35	458,500		$0.10
Third Quarter		$29.51		$25.13		$29.19	261,200		$0.10
Fourth Quarter		$38.81		$27.80		$35.95	273,500		$0.10
2017:
First Quarter		$39.70		$34.10		$37.33	298,700		$0.10
Second Quarter		$46.45		$36.05		$43.77	351,600		$0.11
Third Quarter (through September , 2017)	$		$		$			$

The closing sales price for our common stock on September   , 2017, as reported on the NASDAQ Capital Market, was $     per share. As of September   , 2017, there were approximately      holders of record of our common stock. The actual number of shareholders may be greater than this number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.
Dividend Policy
The principal source of our cash is dividends received from the Bank. Thus, as a practical matter, any restrictions on the ability of the Bank to pay dividends will act as restrictions on the amount of funds available for the payment of dividends by the Company. Regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice or would reduce capital below an amount necessary to meet minimum applicable regulatory capital requirements.
The Federal Reserve Board generally prohibits bank holding companies from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a financial services holding company’s financial position. The Board of Governors of the Federal Reserve System policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.
In addition to restrictions imposed under federal law, savings banks chartered under Washington law have limits on dividends. See “Risk Factors — There can be no assurance we will be able to continue paying dividends on the common stock at recent levels” in this prospectus supplement.
DESCRIPTION OF OUR CAPITAL STOCK
Our authorized capital stock consists of 45,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.
Common Stock
Our common stock is listed on the NASDAQ Capital Market under the symbol “FSBW.”
At September   , 2017, there were           shares of our common stock issued and outstanding. We have reserved 324,013 shares of our common stock for issuance in connection with stock awards granted under our 2013 Equity Incentive Plan. Taking into consideration the exercise and expiration of option shares under our 2013 Equity Incentive Plan,           shares were issued and outstanding and           shares were available for issuance as of June 30, 2017.
The material features and rights of our common stock are described under “Description of Common Stock and Preferred Stock” beginning on page 17 of the accompanying prospectus.
Preferred Stock
We are authorized to issue 5,000,000 shares of preferred stock. No shares of preferred stock are outstanding. The manner in which preferred stock may be authorized by our Board of Directors and subsequently issued is described under “Description of Common Stock and Preferred Stock” on page 17 of the accompanying prospectus.

UNDERWRITING
We are offering the shares of our common stock described in this prospectus supplement through Raymond James & Associates, Inc. (“Raymond James” or the “representative”). Raymond James is acting as sole representative of the underwriters listed below. We have entered into an underwriting agreement with Raymond James, as representative of the underwriters, dated September   , 2017 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, each of the underwriters has agreed, severally and not jointly, to purchase the number of shares of common stock listed next to its name in the following table.
Underwriters	Number of Shares
Raymond James & Associates, Inc.
D.A. Davidson & Co.
FIG Partners, LLC
Total

The Underwriting Agreement provides that the underwriters’ obligations to purchase the shares of common stock depend on the satisfaction of the conditions contained in the Underwriting Agreement, including (among other things):
•
the representations and warranties made by us to the underwriters are true;

•
there is no material adverse change in the financial markets; and

•
we deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to purchase and pay for all of the shares of common stock being offered by this prospectus supplement, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters’ over-allotment option described below, unless and until the underwriters exercise such option.
The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by the underwriters, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.
Our common stock is listed on the NASDAQ Capital Market under the symbol “FSBW.”
Over-Allotment Option
We have granted the underwriters an option, exercisable no later than 30 days after the date of this prospectus supplement to purchase up to an aggregate of        additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of our common stock offered by this prospectus supplement. To the extent the option is exercised and the conditions of the Underwriting Agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.
Commissions and Expenses
The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of  $      per share. We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $     and are payable by us. We have also agreed to reimburse the underwriters for up to $   of certain fees and expenses incurred by them in connection with this offering. If all of the shares are not sold at the public offering price, the underwriter may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Per Share	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$	$	$
Underwriting discounts payable by us	$	$	$
Proceeds to us (before expenses)	$	$	$
Lock-Up Agreements
We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.
The restrictions described in the preceding paragraph will not apply with respect to (1) the issuance by us of common stock to the underwriters pursuant to the Underwriting Agreement; or (2) our issuance, exercise or related transfer of shares of our common stock, rights or options to purchase our common stock, granted pursuant to our 2013 Equity Incentive Plan.
Raymond James may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.
Indemnity
We have agreed to indemnify the underwriters, and each of the persons who control one of the several underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.
Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M promulgated under the Exchange Act.
•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and therefore has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.
Passive Market Making
In addition, in connection with this offering the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.
Other Considerations
It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.
Our Relationship with the Underwriters
The underwriters and some of their affiliates have performed and expect to continue to perform financial advisory and investment banking services for us from time to time in the ordinary course of their business, and have received, and may continue to receive, compensation for such services.

LEGAL MATTERS
The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Breyer & Associates PC, McLean, Virginia. Certain legal matters relating to this offering will be passed upon for the underwriters by Sheppard Mullin Richter & Hampton LLP, Costa Mesa, California.
EXPERTS
The consolidated financial statements of FS Bancorp, Inc. incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the termination of this offering:
•
Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017 (including those portions of our definitive proxy statement on Schedule 14A relating to our 2017 Annual Meeting of Shareholders, which was filed on April 18, 2017, incorporated by reference therein);

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 filed with the SEC on May 10, 2017 and August 9, 2017, respectively;

•
Current Report on Form 8-K filed with the SEC on May 25, 2017 (reporting under Item 5.07); and

•
The description of our common stock contained in our Registration Statement on Form S-1 originally filed with the SEC on October 3, 2011 (File No. 333-177125), and all amendments or reports filed for the purpose of updating that description.

Nothing in this prospectus supplement shall be deemed to incorporate information deemed furnished but not filed with the SEC.
You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. In order to ensure timely delivery of the documents incorporated by reference in this prospectus supplement, any request should be made no later than five business days prior to the date on which you plan to make a final investment decision. You may obtain documents incorporated by reference in this prospectus supplement by requesting them from us in writing or by telephone at the following address:
FS Bancorp, Inc.
6920 220th Street SW
Mountlake Terrace, Washington 98043
(425) 771-5299
Attention: Matthew D. Mullet, Chief Financial Officer

PROSPECTUS
FS BANCORP, INC.
$50,000,000
Debt Securities, Common Stock, Preferred Stock, Depositary Shares,
Purchase Contracts, Warrants, Rights and Units
We may offer and sell from time to time, in one or more series, our debt securities, which may consist of notes, debentures, or other evidences of indebtedness, shares of our common stock or preferred stock, depositary shares, purchase contracts, warrants, rights and units comprised of two or more of these securities in any combination. The debt securities, preferred stock and depositary shares we may offer may be convertible into or exchangeable for other securities of ours. The aggregate offering price of the securities offered by us under this prospectus will not exceed $50,000,000.
This prospectus provides you with a general description of these securities. Each time any securities are offered pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities being offered.
We may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
Our common stock is listed on the NASDAQ Global Select Market under the symbol “FSBW.”
Investing in our securities involves risks. See the section entitled “Risk Factors” contained on page 7 of this prospectus, and the risk factors that may be included in the applicable prospectus supplement and in our periodic reports and other documents we file with or furnish to the Securities and Exchange Commission.
These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 10, 2017

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS
AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT
We may provide information to you about the securities being offered in three separate documents that progressively provide more detail:
•
this prospectus, which provides general information, some of which may not apply to your securities;

•
the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•
if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:
•
the pricing supplement, if any;

•
the prospectus supplement; and

•
the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus supplement provide the pages on which these captions are located.
Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit sales of these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus and any prospectus supplement.
i

ii

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the securities described in this prospectus in one or more offerings, up to a total initial aggregate offering price for all offerings of  $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time these securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of the offering and include a discussion of any risk factors or other special considerations that apply to the securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”
If there is any inconsistency between the information in this prospectus (including the information incorporated by reference therein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement may be read at the SEC’s website at www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”
All references in this prospectus to the “Company,” “we,” “us,” “our” or similar references mean FS Bancorp, Inc. and its consolidated subsidiaries and all references in this prospectus to “FS Bancorp” or “FS Bancorp, Inc.” mean FS Bancorp, Inc. excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires. When we refer to “1st Security Bank,” or the “Bank” in this prospectus, we mean our wholly owned subsidiary, 1st Security Bank of Washington, which is a Washington-chartered savings bank.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement under the Securities Act of 1933, or the “Securities Act,” that registers the offer and sale of the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act.”
You may read and copy this information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:
http://www.sec.gov
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).
Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K	For the fiscal year ended December 31, 2015
• Quarterly Report on Form 10-Q	For the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016
• Current Reports on Form 8-K	Filed on January 25, 2016, February 1, 2016, April 8, 2016, and May 31, 2016
This prospectus also incorporates by reference the description of our common stock set forth in the Registration Statement on Form 8-A filed on June 28, 2012, and any amendment or report filed with the SEC for the purpose of updating such description.
We also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the offering of the securities covered by this prospectus or until we terminate this offering, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC. The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus.
You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:
FS Bancorp, Inc.
Attn: Matthew D. Mullet, Chief Financial Officer
6920-220th Street, SW
Mountlake Terrace, Washington 98043
(425) 771-5299
We make available, through our website at www.fsbwa.com (by clicking “Investor Relations” and then “SEC Filings”), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement.
You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, the applicable prospectus supplements and the other documents we incorporate by reference in this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:
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general economic conditions, either nationally or in our market area, that are worse than expected;

•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

•
secondary market conditions and our ability to sell loans in the secondary market;

•
fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area;

•
increases in premiums for deposit insurance;

•
the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

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changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•
increased competitive pressures among financial services companies;

•
our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending;

•
our ability to attract and retain deposits;

•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all including in particular, the branches we purchased from Bank of America;

•
our ability to control operating costs and expenses;

•
changes in consumer spending, borrowing and savings habits;

•
our ability to successfully manage our growth;

•
legislative or regulatory changes that adversely affect our business, including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules, including as a result of Basel III;

•
adverse changes in the securities markets;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•
costs and effects of litigation, including settlements and judgments;

•
our ability to implement our branch expansion strategy;

•
inability of key third-party vendors to perform their obligations to us; and

•
other economic, competitive, governmental, regulatory and technical factors affecting our operations, pricing, products and services.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or the accompanying prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus, the accompanying prospectus supplement or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

PROSPECTUS SUMMARY
This summary provides a general description of the securities that may be offered by this prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities to be offered, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.
The Securities We May Offer
We may use this prospectus to offer securities in an aggregate amount of up to $50,000,000 in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.
We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.
Debt Securities
Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.
Common Stock
We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.
Preferred Stock; Depositary Shares
We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.
Purchase Contracts
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of our common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.
Warrants
We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.
Rights
We may distribute rights to the holders of our common stock or other securities to purchase a specified number of shares of our common stock or other securities that the holder owns as of record date set by our board of directors. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the rights.
Units
We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS
An investment in our securities involves various risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or that management deems immaterial. Our business, financial condition or results or operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
FS BANCORP, INC.
FS Bancorp, Inc. is a bank holding company incorporated under the laws of the State of Washington. We conduct our business primarily through our wholly owned subsidiary, 1st Security Bank, a Washington-chartered savings bank. Headquartered in Mountlake Terrace, Washington, FS Bancorp offers a broad range of banking services through eleven branch offices and three loan production offices in in suburban communities in the greater Puget Sound area and one loan production office in Tri-Cities, Washington.
1st Security Bank is a diversified lender with a focus on the origination of indirect home improvement loans, also referred to as fixture secured loans, home loans, commercial real estate mortgage loans, commercial business loans and second mortgage/home equity loan products. We also originate residential mortgage loans, primarily for sale into the secondary market, through a mortgage banking program. Our lending activities are funded through deposits attracted from the general public and by originating brokered deposits and borrowings from the Federal Home Loan Bank of Des Moines and other sources.
At September 30, 2016, on a consolidated basis, we had total assets of  $827.5 million, deposits of $703.2 million and stockholders’ equity of  $79.6 million.
Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FSBW.” Our principal executive offices are located at 6920 220th Street SW, Mountlake Terrace, Washington 98043. Our telephone number is (425) 771-5299.
Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1 of this prospectus.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include, without limitation, financing acquisitions, repurchasing our securities, extending credit to, or funding investments in, 1st Security Bank and repaying, reducing or refinancing indebtedness.
The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we expect to use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

DESCRIPTION OF DEBT SECURITIES
We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” between us and a senior indenture trustee to be named in the applicable prospectus supplement. Subordinated debt securities will be issued under a separate indenture, referred to as the “subordinated indenture,” between us and a subordinated indenture trustee to be named in the applicable prospectus supplement. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. A copy of the form of each of these indentures is included as an exhibit to the registration statement of which this prospectus is a part.
The following briefly describes the general terms and provisions of the debt securities which may be offered and the indentures governing them. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.
General
The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.
Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior debt, as described under “— Subordination” and in the applicable prospectus supplement.
We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the establishment of the terms of the debt securities being issued in or pursuant to a supplemental indenture or resolutions adopted by our board of directors. Such terms may include:
•
the title and series designation;

•
the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•
the principal amount payable, whether at maturity or upon earlier acceleration;

•
whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

•
whether the debt securities will be issued as original issue discount securities (as defined below);

•
the date or dates on which the principal of the debt securities is payable;

•
any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•
the date from which any interest will accrue;

•
any interest payment dates;

•
whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

•
the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•
the stated maturity date;

•
whether the debt securities are to be issued in global form;

•
any sinking fund requirements;

•
any provisions for redemption, the redemption price and any remarketing arrangements;

•
the denominations of the securities or series of securities;

•
whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•
any restrictions on the offer, sale and delivery of the debt securities;

•
the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•
whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•
the terms, if any, upon which the debt securities are convertible into other securities of ours and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•
a description of any documents or certificates that must be received prior to the issuance of any definitive securities;

•
whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

•
the identity of each security registrar or paying agent (if other than trustee);

•
any provisions granting special rights to securities holders upon the occurrence of specified events;

•
any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

•
the portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities;

•
the date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than the date of original issuance; and

•
any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.
Under the indentures, the terms of the debt securities of any series may differ and we may, without the consent of the holders of the debt securities of any series, reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Please see the prospectus supplement and any related pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.
You should be aware that special United States federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.
Ranking of Debt Securities; Holding Company Structure
Senior Debt Securities.   Payment of the principal, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.
Subordinated Debt Securities.   Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our senior debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to those subordinated debt securities. We will also state in that prospectus supplement limitations, if any, on the issuance of additional senior debt.
Holding Company Structure.   The debt securities will be our exclusive obligations. We are a holding company and substantially all of our consolidated assets are held by our subsidiary, 1st Security Bank. Accordingly, our cash flows and our ability to service our debt, including the debt securities, are dependent upon the results of operations of 1st Security Bank and the distribution of funds by 1st Security Bank to us. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends 1st Security Bank can pay us, and also restricts 1st Security Bank from making investments in or loans to us.
Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors and, if applicable, its depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. If a receiver or conservator were appointed for 1st Security Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the Federal Deposit Insurance Corporation as subrogee or transferee) over general creditors. Claims for customer deposits would have a priority over any claims that we may ourselves have as a creditor of 1st Security Bank. Unless otherwise specified in the applicable prospectus supplement, the indentures will not limit the amount of indebtedness or other liabilities that we and our subsidiaries may incur.
Registration and Transfer
Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.
Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of  $1,000 and any integral multiple thereof.
No service charge will be required for any transfer or exchange of the debt securities but we generally may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.
Payment and Place of Payment
We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities
Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination. See “Description of Global Securities.”
Redemption and Repurchase
The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement and pricing supplement, if any.
Conversion or Exchange Rights
If debt securities may be convertible into or exchangeable for shares of our equity securities or other securities of ours, the terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:
•
the conversion or exchange price;

•
the conversion or exchange period;

•
provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•
events requiring adjustment to the conversion or exchange price;

•
provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•
any anti-dilution provisions, if applicable.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection
Unless otherwise stated in the prospectus supplement relating to a series of debt securities, the indentures will not limit the amount of indebtedness, guarantees or other liabilities that we and our subsidiaries may incur and will not prohibit us or our subsidiaries from creating or assuming liens on our properties, including the capital stock of 1st Security Bank or any of our other subsidiaries. Unless otherwise provided in the related prospectus supplement, the indentures will not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event we undergo a takeover, recapitalization or similar restructuring or change in control.
Events of Default
Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:
•
default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

•
default in the payment of any interest or additional amounts on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

•
default in the deposit of any sinking fund payment on the debt securities when due;

•
default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

•
specified events in bankruptcy or insolvency; and

•
any other event of default provided with respect to the debt securities of any series.

Unless otherwise indicated in the applicable prospectus supplement, if an event of default occurs and is continuing for any series of senior debt securities, unless the principal amount of all senior debt securities of that particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be immediately due and payable.
Unless otherwise indicated in the applicable prospectus supplement, no event of default described in the first, second, third, fourth or sixth bullet points above will permit acceleration of the payment of the principal of the subordinated debt securities. Unless otherwise indicated in the applicable prospectus supplement, if an event of default described under the fifth bullet point above shall have occurred and be continuing, unless the principal amount of all the subordinated debt securities of a particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount of the subordinated debt securities of that series may declare all amounts or any lesser amount provided for in the subordinated debt securities of that series to be immediately due and payable.
At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.
The holders of a majority in principal amount of the outstanding debt securities of any series may waive any default with respect to that series, except a default:
•
in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•
in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders security or indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities which it might incur in complying with any direction.
A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:
•
that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•
the holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•
the indenture trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the request; and

•
the indenture trustee fails to institute the proceeding within 60 days.

However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.
We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance of which we are aware.
Modification and Waiver
Unless otherwise indicated in the applicable prospectus supplement, FS Bancorp, Inc. and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:
•
change the stated maturity date of the principal of  (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

•
reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

•
reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity or provable in bankruptcy;

•
change the place or currency of payment of principal or any premium or any make-whole amount or interest on any debt security issued under that indenture;

•
impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•
reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•
make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under “— Events of Default.”
Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:
•
to evidence the succession of another person to FS Bancorp, Inc.;

•
to add to our covenants for the benefit of the holders of all or any series of debt securities;

•
to add events of default for the benefit of the holders of all or any series of debt securities;

•
to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•
to change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

•
to establish the form or terms of debt securities of any series;

•
to evidence and provide for the acceptance of appointment by a successor indenture trustee;

•
to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

•
to secure securities;

•
to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities;

•
to close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

•
to supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Voting
The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.
Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.
Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.
Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:
•
there shall be no minimum quorum requirement for such meeting; and

•
the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Consolidation, Merger and Sale of Assets
Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other person, and we may sell, lease or convey all or substantially all of our assets to any person, provided that the resulting entity, if other than FS Bancorp, Inc., is an entity organized and existing under the laws of the United States of America or any U.S. state or the District of Colombia and expressly assumes our obligations to:
(1)
pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities;

(2)
perform and observe all of our other obligations under the indentures and supplemental indentures; and

(3)
we are not, or any successor entity, as the case may be, is not, immediately after any consolidation or merger, in default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.
International Offering
If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.
We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.
Defeasance
We may terminate or “defease” our obligations under the applicable indenture with respect to the debt securities of any series by taking the following steps:
(1)
depositing irrevocably with the indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the debt securities:

•
in the case of debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•
in the case of debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•
a combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2)
delivering:

•
an opinion of independent counsel that the holders of the debt securities of that series will have no federal income tax consequences as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•
an opinion of independent counsel that registration is not required under the Investment Company Act of 1940;

•
an opinion of counsel that all conditions precedent to the defeasance have been complied with;

•
officers’ certificates certifying as to compliance with the indenture and other matters; and

(3)
paying all other amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other material agreement or instrument and no event of default under the indenture can exist at the time the defeasance occurs.
Subordination
The subordinated debt securities will be subordinated in right of payment to all “senior debt,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.
In addition, we may make no payment on the subordinated debt securities in the event:
•
there is an event of default with respect to any senior debt which permits the holders of that senior debt to accelerate the maturity of the senior debt; and

•
the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

By reason of this subordination in favor of the holders of senior debt, in the event of an insolvency our creditors who are not holders of senior debt or the subordinated debt securities may recover less, proportionately, than holders of senior debt and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior debt” is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to FS Bancorp, Inc. whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of FS Bancorp, Inc. for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:
(i)
any debt (a) for money borrowed by FS Bancorp, Inc., or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of FS Bancorp, Inc., or to secure the payment of revenue bonds issued for the benefit of FS Bancorp, Inc. whether contingent or otherwise;

(ii)
any debt of others described in the preceding clause (i) which FS Bancorp, Inc. has guaranteed or for which it is otherwise liable;

(iii)
the obligation of FS Bancorp, Inc. as lessee under any lease of property which is reflected on FS Bancorp’s balance sheet as a capitalized lease; and

(iv)
any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii).

“Senior debt” does not include (1) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of FS Bancorp, Inc. to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any indebtedness to a subsidiary of FS Bancorp, Inc. and (4) the subordinated debt securities.
The subordinated indenture does not limit or prohibit the incurrence of additional senior debt, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.
The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.
Restrictive Covenants
The indentures do not contain any significant restrictive covenants. The prospectus supplement relating to a series of senior or subordinated debt securities may describe certain additional restrictive covenants, if any, to which we may be bound under the applicable indenture.
Governing Law
Unless indicated otherwise in the applicable prospectus supplement, the indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
Our authorized capital stock consists of:
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45,000,000 shares of common stock, par value $0.01 per share; and

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5,000,000 shares of preferred stock, par value $0.01 per share.

As of September 30, 2016, there were 3,057,753 shares of our common stock outstanding and no shares of our preferred stock outstanding.
In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws and to applicable Washington law.
Common Stock
We may issue, either separately or together with other securities, shares of common stock. Upon our receipt of the full specified purchase price, the common stock issued will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant offering terms, including the number of shares offered, the initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities.
Except as described below under “— Anti-takeover Effects —Voting Limitation,” each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the shares of any series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Preferred Stock
The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock offered by us for sale will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the articles supplementary to our articles of incorporation with respect to the establishment of a series of preferred stock, which will be filed with the SEC in connection with the offering of such series of preferred stock.
General.   Our articles of incorporation permits our board of directors to authorize the issuance of up to 5,000,000 shares of preferred stock, par value $0.01, in one or more series, without shareholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without shareholder approval (except as may be required by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “— Anti-Takeover Effects — Authorized Shares.”
The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:
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the designation of the series of preferred stock and the number of shares offered;

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the amount of liquidation preference per share, if any;

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the price at which the preferred stock will be issued;

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the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

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any listing of the preferred stock being offered on any securities exchange or other securities market;

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any voting rights;

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any redemption or sinking fund provisions;

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any conversion provisions;

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whether interests in the preferred stock being offered will be represented by depositary shares; and

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any other specific terms of the preferred stock being offered.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank.   Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:
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senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that they will rank junior to the preferred stock (referred to as the “junior securities”);

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equally with all equity securities issued by us the terms of which specifically provide that they will rank equally with the preferred stock (referred to as the “parity securities”); and

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junior to all equity securities issued by us the terms of which specifically provide that they will rank senior to the preferred stock.

Dividends.   Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.
Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.
No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.
Rights Upon Liquidation.   If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the applicable prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.
Because we are a holding company, our rights and the rights of our creditors and of our shareholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.
Redemption.   We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined by our board of directors to be equitable.
On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.
Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.
Voting Rights.   Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our articles of incorporation.
Under regulations and interpretations adopted by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and its staff, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities, and a company holding 25% or more of the series, or a lesser percentage if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, to acquire or retain more than 5% of that series. Any other person (other than a bank holding company), either individually or acting through or in concert with others, will be required to give prior notice to the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, in order to acquire or retain 10% or more of that series.
Exchangeability.   We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.
Anti-takeover Effects
The provisions of our articles of incorporation, our bylaws, and Washington law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.
Authorized Shares.   Our articles of incorporation authorize the issuance of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock. These shares of common stock and preferred stock provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Restrictions on Voting Rights.   Our articles of iincorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit unless a majority of the board of directors grants such entitlement or permission in advance. Under our articles of incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and the articles of incorporation provide that our board of directors has the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement these restrictions. These restrictions would, among other things, restrict voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.
Board of Directors.   Except with respect to any directors who may be elected by any series of preferred stock, our board of directors is divided into three classes, each of which contains approximately one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our articles of incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.
Our articles of incorporation provides that the size of the board shall be not less than five or more than 15 as set in accordance with the bylaws. In accordance with the bylaws, the number of directors is currently set at eight. The articles of incorporation provide that subject to the rights of any series of preferred stock then outstanding, any vacancy occurring in the board of directors , including a vacancy created by an increase in the number of directors, shall be filled, by a vote of a majority of the directors then in office and any director chosen shall hold office for a term expiring at the next annual meeting of shareholders. The classified board is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of incumbent members of the Board. The articles of incorporation further provide that a director may be removed from the board of directors prior to the expiration of the director’s term only for “cause” as defined in the articles of incorporation and only upon the vote of the holders of 80% of the total votes eligible to be cast thereon.
Cumulative Voting, Special Meetings and Action by Written Consent.   Our articles of incorporation do not provide for cumulative voting for any purpose. Moreover, the articles of incorporation provide that special meetings of shareholders may be called only by our chief executive officer or a majority of the board of directors. Shareholders are not permitted to call special meetings. In addition, our bylaws require that any action taken by written consent must receive the consent of all of the outstanding voting stock entitled to vote on the action taken.
Shareholder Vote Required to Approve Business Combinations with Principal Shareholders.   The articles of incorporation require the approval of the holders of at least 80% of our outstanding shares of voting stock and by a majority of the outstanding voting shares held by persons other than shares beneficially owned by a “Related Person” (as defined therein) to approve certain “Business Combinations” (as defined therein) involving the Related Person except in cases where the proposed transaction has been approved in advance by two-thirds of those members of FS Bancorp’s board of directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term “Related Person” is defined to include any individual, corporation, partnership or other entity (other than tax-qualified benefit plans of FS Bancorp) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of FS Bancorp or an affiliate of such person or entity. This provision of the articles of incorporation applies to any “Business Combination,” which is defined to include: (i) any merger or consolidation of FS Bancorp with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of FS Bancorp or of a subsidiary to a Related Person; (iii) any merger or consolidation of a Related Person with or into FS

Bancorp or a subsidiary of FS Bancorp; (iv) any sale, lease, exchange, transfer, or other disposition of assets of a Related Person to FS Bancorp or a subsidiary of FS Bancorp exceeding 25% of the total assets of FS Bancorp; (v) the issuance of any securities of FS Bancorp or a subsidiary of FS Bancorp to a Related Person; (vi) the acquisition by FS Bancorp or a subsidiary of FS Bancorp of any securities of a Related Person; (vii) any reclassification of common stock of FS Bancorp or any recapitalization involving the common stock of FS Bancorp; (viii) the adoption of any plan for the liquidation or dissolution of FS Bancorp; or (ix) any agreement or other arrangement providing for any of the foregoing.
Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “Acquiring Person” who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the Acquiring Person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person’s acquisition of 10% or more of the shares, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or shareholder approval requirements are met. Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.
Amendment of Articles of Incorporation and Bylaws.   Generally, amendments to our articles of incorporation must be approved by our board of directors by a majority vote of the board and by our shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the provision limiting voting rights, if applicable) is required to amend or repeal certain provisions of the articles of incorporation, including the provisions concerning the duration of the corporation, the purpose and powers of the corporation, authorized capital stock, denial of preemptive rights, the number and staggered terms of directors, removal of directors, shareholder nominations and proposals, approval of certain business combinations, the evaluation of certain business combinations, limitation of directors’ liability, indemnification of officers and directors, calling of special meetings of shareholders, the authority to repurchase shares and the manner of amending the bylaws and articles of incorporation. This provision is intended to prevent the holders of a lesser percentage of the outstanding stock of FS Bancorp from circumventing any of the foregoing provisions by amending the articles of incorporation to delete or modify one of such provisions.
Our bylaws may be amended by a majority vote of our board of directors, or by a vote of 80% of the total votes entitled to vote generally in the election of directors at a duly constituted meeting of shareholders.
Shareholder Nominations and Proposals.   Our articles of incorporation generally require a shareholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a shareholder meeting to give not less than 30 nor more than 60 days’ written advance notice to the Secretary of FS Bancorp. The notice provision requires a shareholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

The cumulative effect of the restrictions on a potential acquisition of us that are contained in our articles of incorporation and bylaws, and federal and Washington law, may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.
Federal Law.   The Bank Holding Company Act of 1956, as amended, requires any “bank holding company,” as defined in the Bank Holding Company Act of 1956, as amended, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of any class of our voting securities. Any entity that is a holder of 25% or more of any class of our voting securities, or a holder of a lesser percentage if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended. Under the Change in Bank Control Act of 1978, as amended, any person (or persons acting in concert), other than a bank holding company, is required to notify the Federal Reserve Board before acquiring 10% or more of any class of our voting securities.
DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary shares, which will be evidenced by depositary receipts representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the applicable deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.
General
We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.
The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary we select. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.
Dividends and Other Distributions
The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.
In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.
Withdrawal of Preferred Stock
When a holder surrenders depositary receipts at the office of the preferred stock depositary maintained for that purpose, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder generally cannot “re-deposit” these shares of preferred stock with the preferred stock depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.
Redemption, Conversion and Exchange of Preferred Stock
If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.
Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.
If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.
After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.
Voting Deposited Preferred Stock
Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.
We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.
Amendment and Termination of Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended.
We may direct the preferred stock depositary to terminate the deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:
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all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

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there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.
Resignation and Removal of Depositary
The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary meeting the requirements specified in the deposit agreement and its acceptance of such appointment.
Miscellaneous
The preferred stock depositary will forward all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the deposited preferred stock.
Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock.
The price of our debt securities, or the price per share of our common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.
The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:
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whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

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whether the purchase contracts are to be prepaid or not;

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whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our debt securities, common stock or preferred stock;

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any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

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whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of our debt securities, or shares of our common stock or preferred stock or depositary shares. Warrants may be issued independently or together with any of our debt securities, shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of common stock or preferred stock or depositary shares. The warrants may be issued under warrant agreements to be entered into between us and a warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.
The following outlines some of the anticipated general terms and conditions of the warrants. Further terms of the warrants and any applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement is subject to and qualified in its entirety by reference to the actual terms and provisions of the warrants and any applicable warrant agreement.
General
If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:
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the offering price;

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the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of any debt warrants and the price at which such debt securities may be purchased upon such exercise;

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the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

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the designation, number of shares and terms of the preferred stock or depositary shares purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

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if applicable, the date on and after which the warrants and the related debt securities, common stock, preferred stock or depositary shares will be separately transferable;

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the date on which the right to exercise the warrants will commence and the date on which such right will expire;

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whether the warrants will be issued in registered or bearer form; and

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any other terms of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.
Exercise of Warrants
Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of common stock or preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by us, unexercised warrants will become void.
Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.
Additional Provisions
The exercise price payable and the number of shares of common stock or preferred stock or depositary shares purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:
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the issuance of a stock dividend to holders of common stock or preferred stock, respectively;

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a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

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any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock or depositary shares purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. We also may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of FS Bancorp, Inc. as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock or depositary shares into which such stock warrants were exercisable immediately prior thereto.
DESCRIPTION OF RIGHTS
This section describes the general terms of the rights to purchase common stock or other securities that we may offer using this prospectus. Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.
Rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including:
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the record date for determining security holders entitled to the rights distribution;

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the number of rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the rights;

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the exercise price of the rights;

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the steps required to exercise the rights;

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the date on which the rights will become effective and the date on which the rights will expire;

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whether the rights will include oversubscription rights, so that the holder may purchase more securities if other holders do not purchase their full allotments;

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whether we intend to sell the shares of common stock or other securities that are not purchased in the offering to an underwriter or other purchaser under a contractual standby commitment or other arrangement;

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our ability to withdraw or terminate the rights offering prior to the expiration date of the rights; and

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any material U.S. federal income tax consequences.

Prior to the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.
DESCRIPTION OF UNITS
Units will consist of any combination of one or more of the other securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:
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the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

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any additional terms of the agreement governing the units;

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any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units; and

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whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants,” and “Description of Common Stock and Preferred Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.
We will issue the units under one or more unit agreements to be entered into between us and a unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.
DESCRIPTION OF GLOBAL SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.
If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.
Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to other securities represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of FS Bancorp, Inc., the trustees, the warrant agents, the unit agents or any preferred stock depositary, as applicable, will have any responsibility or liability for any aspect of the records relating to or the payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture for any debt securities, we may at any time and in our sole discretion decide not to have any of such securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.
PLAN OF DISTRIBUTION
We may sell our securities in any of three ways (or in any combination):
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through underwriters or dealers;

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through agents; or

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directly to purchasers or to a single purchaser.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:
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the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

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the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.
Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In that event, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
LEGAL MATTERS
In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Breyer & Associates PC, McLean, Virginia. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of FS Bancorp, Inc. incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus

          Shares
FS Bancorp, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

Raymond James
D.A. Davidson & Co.
FIG Partners, LLC
September   , 2017